Exhibit 4.4
BT HOLDINGS, INC.
2012 EQUITY INCENTIVE PLAN
(adopted by the Company’s Board of Directors on November 28, 2012)
(approved by the Company’s shareholders on December 18, 2012)
1.Purposes of the Plan. The purposes of this Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to selected Employees, Directors and Consultants and to promote the success of the Company’s business by offering these individuals an opportunity to acquire a proprietary interest in the success of the Company or to increase this interest, by permitting them to receive Shares of the Company. The Plan provides both for the direct award or sale of Shares and for the grant of Options to purchase Shares. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant.
2.Definitions. For the purposes of this Plan, the following terms shall have the following meanings:
(a)“Administrator” means the Board or any of its Committees as shall be administering the Plan in accordance with Section 4 hereof.
(b)“Applicable Law” means any applicable legal requirements relating to the administration of and the issuance of securities under equity securities-based compensation plans, including, without limitation, the requirements of U.S. state corporate laws, U.S. federal and state securities laws, U.S. federal law, the Code, the laws of Texas, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan. For all purposes of this Plan, references to statutes and regulations shall be deemed to include any successor statutes or regulations, to the extent reasonably appropriate as determined by the Administrator.
(c)“Award” means, individually or collectively, a grant under the Plan of Options, Share Purchase Rights, Restricted Stock, SARs, Phantom Stock Units or other right or benefit under the Plan.
(d)“Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Participant, including any amendments thereto. The Award Agreement may be in written or electronic format, in such form and with such terms as may be specified by the Administrator, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of the Plan.
(e)“Board” means the Board of Directors of the Company.
(f)“Cause” means, with respect to a Participant’s termination by the Company as a Service Provider, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Participant and the Company, or in the absence of such then-effective written agreement and definition, is based on, in the sole determination of the Administrator, the Participant’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company; (ii) dishonesty, intentional misconduct or material breach of any agreement with the Company; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; provided, however, that with regard to any agreement that defines “Cause” on the occurrence of or in connection with a Change in Control, such definition of “Cause” shall not apply until immediately after a Change in Control is consummated. Whether Cause exists, whether Cause is susceptible to correction and whether Cause has been corrected shall be determined in the sole discretion of the Company. Notwithstanding anything in this Plan or in any Award Agreement to the contrary, if the Participant’s status as a Service Provider is terminated without Cause, the Company shall have the sole discretion to later use after-acquired evidence to retroactively re-characterize the prior termination as a termination for Cause if such after-acquired evidence supports such an action. If after-acquired evidence is obtained after a Participant has exercised an Option granted under the Plan, the Company shall repurchase the Shares at the Exercise Price with no other consideration being provided to the Participant.
(g)“Change in Control” means, except as otherwise defined in an applicable Award Agreement, the occurrence of any of the following events:

(i)any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;
(ii)the consummation of the sale, lease, transfer or disposition by the Company of all or substantially all of the assets of either the Company or the Bank Texas, N.A. to any third party;
(iii)the complete liquidation or dissolution of the Company; or
(iv)the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company or the Bank Texas, N.A. outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company, or Bank Texas, N.A. (as applicable) or such surviving entity or its parent outstanding immediately after such merger or consolidation, but excluding any series of transactions that the Administrator determines shall not be a Change in Control.
Notwithstanding this Section 2(g) to the contrary, a transaction shall not constitute a Change in Control if its sole purpose is to change the legal jurisdiction of either the Company or Bank Texas, N.A.’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the securities of the Company or Bank Texas, N.A. (as applicable) immediately before such transaction. In addition, a sale by the Company of its securities (or the securities of Bank Texas, N.A.) in a transaction, the primary purpose of which is to raise capital for the Company’s operations and business activities, including, without limitation, an initial public offering of Shares under the Securities Act or other Applicable Law, shall not constitute a Change in Control.
(h)“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
(i)“Committee” means a committee of Directors appointed by the Board in accordance with Section 4 hereof.
(j)“Company” means BT Holdings, Inc., a Texas corporation, or any successor corporation thereto.
(k)“Consultant” means any natural person, including an advisor, who is engaged by the Company, or any Parent or Subsidiary, to render bona fide consulting or advisory services to such entity and who is compensated for those services; provided, however, that the term “Consultant” does not include (i) Employees, (ii) Directors who are paid only a director’s fee by the Company or who are not compensated by the Company for their services as Directors, (iii) securities promoters, (iv) independent agents, franchisees and salespersons who do not have employment relationships with the Company from which they derive at least fifty percent of their annual income, or (v) any other person who would not be a “consultant” or “advisor” as defined under Rule 701 of the Securities Act or any applicable rulings or regulations interpreting Rule 701.
(l)“Date of Grant” means the date an Award is granted to a Participant in accordance with Section 13 hereof.
(m)“Director” means a member of the Board.
(n)“Disability” means a total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its sole discretion may determine whether a total and permanent disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(o)“Employee” means any person, including officers and Directors, employed by the Company or any Parent or Subsidiary. A person shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or any Parent or Subsidiary, including sick leave, military leave, or any other personal leave, or (ii) transfers between locations of the Company or between the Company or any Parent or Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the ninety first (91st) day of such leave, any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor payment of a director’s fee by the Company or any Parent or Subsidiary shall be sufficient to constitute “employment” by the Company or any Parent or Subsidiary.
(p)“Exercise Price” means the amount for which one Share may be purchased upon exercise of an Option, as specified by the Administrator in the applicable Award Agreement in accordance with Section 6(d) hereof.
(q)“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(r)“Fair Market Value” means, as of any date, the value of the Shares determined as follows:
(i)if the Shares are listed on any established stock exchange or a national market system, the Fair Market Value shall be the closing sales price for the Shares (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(ii)if the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean of the high bid and low asked prices for the Shares on the day of determination, as reported in The Wall Street Journal or any other source as the Administrator deems reliable; or
(iii)in the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Administrator in accordance with Applicable Law.
(s)“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable Award Agreement.
(t)“Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option, as designated in the applicable Award Agreement, or an intended Incentive Stock Option that does not so qualify.
(u)“Option” means an option to purchase Shares that is granted pursuant to the Plan in accordance with Section 6 hereof.
(v)“Optioned Shares” means the Shares subject to an Option.
(w)“Optionee” means the holder of an outstanding Option granted under the Plan.
(x)“Parent” means a “parent corporation” with respect to the Company, whether now or hereafter existing, as defined in Section 424(e) of the Code.
(y)“Participant” means a Service Provider who has been granted an Award under the Plan.
(z)“Phantom Stock Units” means an unfunded and unsecured promise to deliver Shares, cash or other securities equal to the Fair Market Value of one Share in the Company on the date of vesting or settlement, or as otherwise set forth in the Award Agreement.
(aa)“Plan” means this 2012 Equity Incentive Plan, as amended from time to time.
(bb)    “Purchase Price” means the amount of consideration for which one Share may be acquired pursuant to an Award, as specified by the Administrator in the applicable Award Agreement.
(cc)    “Purchaser” means the holder of Shares purchased pursuant to the exercise of an Award.

(dd)    “Restricted Stock” means Shares acquired pursuant to a Share Purchase Right.
(ee)    “Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
(ff)    “Service Provider” means an individual who provides continuous service as an Employee, Director, or Consultant to the Company and/or to Bank Texas, N.A.
(gg)    “Share” means the voting common stock of the Company, as adjusted in accordance with Section 12 hereof.
(hh)    “Shareholders’ Agreement” means any agreement among shareholders of the Company, including any voting agreement.
(ii)    “Share Purchase Right” means a right to purchase Restricted Stock pursuant to Section 7 hereof.
(jj)    “Stock Appreciation Right” or “SAR” means an unfunded and unsecured promise to deliver Shares, cash or other securities equal in value to the difference between the Fair Market Value of a Share as of the date such SAR is exercised or settled and the Fair Market Value of a Share as of the date such SAR was granted, or as otherwise set forth in the Award Agreement.
(kk)    “Subsidiary” means a “subsidiary corporation” with respect to the Company, whether now or hereafter existing, as defined in Section 424(f) of the Code.
3.Shares Subject to the Plan.
(a)Basic Limitation. Subject to the provisions of Section 12 hereof, the maximum aggregate number of Shares that may be issued under the Plan shall not exceed one million two hundred fifty thousand (1,250,000) Shares, all of which may be subject to Incentive Stock Option treatment; provided, however, that, at no time while the Shares are not registered pursuant to the Securities Act or the Company is not otherwise subject to the public reporting requirements of the Exchange Act may the maximum aggregate number of Shares that may be issued upon the exercise of all outstanding Awards and the aggregate number of Shares provided for under any other share bonus or similar plan of the Company exceed the number of Shares that the Company is permitted to issue pursuant to the exemption from registration provided by Rule 701 of the Securities Act or other exemption available under the Securities Act. The Shares may be authorized but unissued Shares. The number of Shares that are subject to Awards outstanding under the Plan at any time shall not exceed the aggregate number of Shares that then remain available for issuance under the Plan. The Company, during the respective terms of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of outstanding Awards granted under the Plan.
(b)Additional Shares. If an Award expires, becomes unexercisable, or is cancelled, forfeited or otherwise terminated without having been exercised or settled in full, as the case may be, the Shares allocable to the unexercised portion of the Award shall again become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that actually have been issued under the Plan, upon exercise of an Option or delivery under a Share Purchase Right, shall not be returned to the Plan and shall not become available for future distribution under the Plan. However, the following shares shall again become available for future grant under the Plan: (i) any Shares that are reacquired by the Company pursuant to any forfeiture provision, right of repurchase or redemption, or (ii) any Shares that are retained by the Company upon the exercise of or purchase of Shares under an Award in order to satisfy the Exercise Price or Purchase Price for the Award or to satisfy any withholding taxes due with respect to such exercise or purchase.
(c)Shares under Plans of Acquired Companies. Shares issued or transferred pursuant to an Award granted in substitution for outstanding awards, or in connection with assumed awards, previously granted by a company or other entity acquired by the Company or with which the Company combines, shall not count against the limits in the first sentence of Section 3(a) hereof.
4.Administration of the Plan.
(a)Administrator. The Plan shall be administered by the Board or a Committee appointed by the Board, which Committee shall be constituted to comply with Applicable Law.

(b)Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee, the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities, the Administrator shall have the authority in its discretion:
(i)to determine the Fair Market Value, in accordance with Section 2(r) hereof;
(ii)to select the Service Providers to whom Awards may from time to time be granted hereunder;
(iii)to determine the number of Shares or cash to be covered by each Award granted hereunder;
(iv)to approve the form(s) of agreement for use under the Plan;
(v)to determine the terms and conditions of any Award granted hereunder including, but not limited to, the Exercise Price, the Purchase Price, the time or times when Awards may vest and/or be exercised (which may be based on performance criteria), the time or times when repurchase or redemption rights shall lapse, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;
(vi)to implement a program where (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower Exercise/Purchase Prices and different terms), Awards of a different type, or cash, or (ii) the Exercise/Purchase Price of an outstanding Award is reduced, based in each case on terms and conditions determined by the Administrator in its sole discretion;
(vii)to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable laws of jurisdictions other than the United States;
(viii)to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued under an Award that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by Participants to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;
(ix)to modify or amend each Award (subject to Section 17 hereof and Participant consent if the modification or amendment is to the Participant’s detriment), including, without limitation, the discretionary authority to extend the post-termination exercisability of an Option longer than is otherwise provided for in an Award Agreement or accelerate the vesting of an Award or exercisability of an Option or lapsing of a repurchase or redemption right to which Restricted Stocks may be subject;
(x)to include a provision whereby the Participant may elect at any time while a Service Provider to exercise any part or all of the Award prior to full vesting of the Award, and any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or to any other restriction the Administrator determines to be appropriate, including compliance with Section 7(d) of the Plan;
(xi)to correct administrative errors;
(xii)to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan; and
(xiii)to make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of the Plan.
(c)Delegation of Authority to Officers. Subject to Applicable Law, the Administrator may delegate limited authority to specified officers of the Company to execute on behalf of the Company any instrument required to effect an Award previously granted by the Administrator, and, at the sole discretion of the Administrator, to delegate authority to effectuate grants of Shares under the Plan pursuant to a limited and written delegation.
(d)Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Participants.

(e)Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as officers or Employees of the Company, members of the Board and any officers or Employees of the Company to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law. Such indemnification shall cover all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding. Notwithstanding the foregoing, such indemnification shall not include any matters to which it shall be adjudged in the claim, investigation, action, suit or proceeding that the subject person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.
5.Eligibility.
(a)General Rule. Other than Incentive Stock Options, Awards may be granted only to Service Providers. Incentive Stock Options may be granted only to Employees.
(b)Shareholder with Ten-Percent Holdings. A Service Provider who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding securities of the Company or any Parent or Subsidiary shall not be eligible for the grant of an Incentive Stock Option unless (i) the Exercise Price is at least one hundred ten percent (110%) of the Fair Market Value on the Date of Grant, and (ii) the Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the Date of Grant. For purposes of this Section 5(b), in determining ownership of securities, the attribution rules of Section 424(d) of the Code shall apply.
6.Terms and Conditions of Options.
(a)Award Agreement. Each grant of an Option under the Plan shall be evidenced by an Award Agreement between the Optionee and the Company. Each Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Administrator deems appropriate for inclusion in an Award Agreement. The provisions of the various Award Agreements entered into under the Plan need not be identical.
(b)Type of Option. Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding a designation of an Option as an Incentive Stock Option, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds U.S. $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(b), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the Date of Grant. An Option is intended to qualify under Rule 701 promulgated under the Securities Act.
(c)Number of Shares. Each Award Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 12 hereof.
(d)Exercise Price. Each Award Agreement shall specify the Exercise Price. The Exercise Price of an Incentive Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of the Shares on the Date of Grant, and a higher percentage may be required by Section 5(b) hereof. Subject to the preceding sentence, the Exercise Price under any Option shall be determined by the Administrator in its sole discretion. The Exercise Price shall be payable in accordance with Section 9 hereof and the applicable Award Agreement. Notwithstanding anything to the contrary in the foregoing or in Section 5(b), in the event of a transaction described in Section 424(a) of the Code, then, consistent with Section 424(a) of the Code, Incentive Stock Options may be issued at an Exercise Price other than as required by the foregoing and Section 5(b).

(e)Term of Option. The Award Agreement shall specify the term of the Option; provided, however, that the term shall not exceed ten (10) years from the Date of Grant, and a shorter term may be required by Section 5(b) hereof. Subject to the preceding sentence, the Administrator in its sole discretion shall determine when an Option is to expire.
(f)Exercisability. Each Award Agreement shall specify the date when all or any installment of the Option is to become exercisable. The exercisability provisions of any Award Agreement shall be determined by the Administrator in its sole discretion.
(g)Exercise Procedure. Any Option granted hereunder shall be exercisable according to the terms hereof at such times and under such conditions as may be determined by the Administrator and as set forth in the Award Agreement; provided, however, that an Option shall not be exercised for a fraction of a Share.
(i)An Option shall be deemed exercised when the Company receives (A) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, (B) full payment for the Shares with respect to which the Option is exercised, and (C) all representations, indemnifications and documents reasonably requested by the Administrator including, without limitation, any Shareholders’ Agreement. Full payment may consist of any consideration and method of payment authorized by the Administrator in accordance with Section 9 hereof and permitted by the Award Agreement.
(ii)Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Subject to all the terms and conditions of the Plan and the Award Agreement, the Company shall issue (or cause to be issued) certificates evidencing the issued Shares promptly after the Option is exercised. Notwithstanding the foregoing, the Administrator in its discretion may require the Company to retain possession of any certificate evidencing Shares acquired upon the exercise of an Option, if those Shares remain subject to repurchase or redemption under the provisions of the Award Agreement, any Shareholders’ Agreement or any other agreement between the Company and the Participant, or if those Shares are collateral for a loan or obligation due to the Company.
(iii)Exercise of an Option in any manner shall result in a decrease in the number of Shares thereafter available, both for purposes of the Plan (in accordance with Section 3(b)) and for sale under the Option, by the number of Shares as to which the Option is exercised.
(h)Termination of Service (other than by death).
(i)If an Optionee ceases to be a Service Provider for any reason other than death, then the Optionee’s Options shall expire on the earlier of:
(A)The expiration date determined by Section 6(e) hereof;
(B)The ninetieth (90th) day following the termination of the Optionee’s relationship as a Service Provider for any reason other than Disability or Cause, or such other date as the Administrator may determine and specify in the Award Agreement, provided that no Option that is exercised after the ninetieth (90th) day following the termination of the Optionee’s relationship as an Employee shall be treated as an Incentive Stock Option; or
(C)The last day of the twelve (12) month period following the termination of the Optionee’s relationship as a Service Provider by reason of Disability, or such other date as the Administrator may determine and specify in the Award Agreement; provided that no Option that is exercised after the ninetieth (90th) day following the termination of the Optionee’s relationship as an Employee shall be treated as an Incentive Stock Option.

(ii)Following the termination of the Optionee’s relationship as a Service Provider, the Optionee may exercise all or part of the Optionee’s Option at any time before the expiration of the Option as set forth in Section 6(h)(i) hereof, but only to the extent that the Option was vested and exercisable as of the date of termination of the Optionee’s relationship as a Service Provider (or became vested and exercisable as a result of the termination). Any remaining Optioned Shares that are unvested as of the date of termination of the Optionee’s relationship as a Service Provider shall be immediately forfeited. In the event that the Optionee dies after the termination of the Optionee’s relationship as a Service Provider but before the expiration of the Optionee’s Option as set forth in Section 6(h)(i) hereof, all or part of the Option may be exercised (prior to expiration) by the executors or administrators of the Optionee’s estate or by any person who has acquired the Option directly from the Optionee by beneficiary designation, bequest or inheritance, but only to the extent that the Option was vested and exercisable as of the termination date of the Optionee’s relationship as a Service Provider (or became vested and exercisable as a result of the termination). Any Shares subject to the portion of the Option that are vested as of the termination date of the Optionee’s relationship as a Service Provider but that are not purchased prior to the expiration of the Option pursuant to this Section 6(h) shall be forfeited immediately following the Option’s expiration.
(i)Leaves of Absence. Unless otherwise determined by the Administrator, for purposes of Section 6 hereof, the service of an Optionee as a Service Provider shall be deemed to continue while the Optionee is on a bona fide leave of absence, if such leave was approved by the Company in writing. Unless otherwise determined by the Administrator and subject to Applicable Law, vesting of an Option shall be suspended during any unpaid leave of absence.
(j)Death of Optionee.
(i)If an Optionee dies while a Service Provider, then the Optionee’s Option shall expire on the earlier of the following dates:
(A)The expiration date determined by Section 6(e) hereof;
(B)The last day of the twelve (12) month period following the Optionee’s death, or such later date as the Administrator may determine and specify in the Award Agreement.
(ii)All or part of the Optionee’s Option may be exercised at any time before the expiration of the Option as set forth in Section 6(j)(i) hereof by the executors or administrators of the Optionee’s estate or by any person who has acquired the Option directly from the Optionee by beneficiary designation, bequest or inheritance, but only to the extent that the Option was vested and exercisable as of the date of the Optionee’s death or had became vested and exercisable as a result of the death. The balance of the Shares subject to the Option shall be forfeited upon the Optionee’s death. Any Optioned Shares subject to the portion of the Option that are vested as of the Optionee’s death but that are not purchased prior to the expiration of the Option pursuant to this Section 6(j) shall be forfeited immediately following the Option’s expiration.
(k)Restrictions on Transfer of Shares. Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase or redemption, rights of first refusal, and other transfer restrictions as the Administrator may determine. The restrictions described in the preceding sentence shall be set forth in the applicable Award Agreement and shall apply in addition to any restrictions that may apply to holders of Shares generally.
7.Terms and Conditions of Share Purchase Rights.
(a)Award Agreement. Each Share Purchase Right under the Plan shall be evidenced by an Award Agreement between the Purchaser and the Company. Each Share Purchase Right shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Administrator deems appropriate for inclusion in an Award Agreement. The provisions of the various Award Agreements entered into under the Plan need not be identical.
(b)Duration of Offers and Nontransferability of Share Purchase Rights. Any Share Purchase Rights granted under the Plan shall automatically expire if not exercised by the Purchaser within thirty (30) days (or such longer time as is specified in the Award Agreement) after the Date of Grant. Share Purchase Rights shall not be transferable and shall be exercisable only by the Purchaser to whom the Share Purchase Right was granted.
(c)Purchase Price. The Purchase Price shall be determined by the Administrator in its sole discretion. The Purchase Price shall be payable in a form described in Section 9 hereof.

(d)Restrictions on Transfer of Shares. Any Shares awarded or sold pursuant to Share Purchase Rights shall be subject to such special forfeiture conditions, rights of repurchase or redemption, rights of first refusal, and other transfer restrictions as the Administrator may determine. The restrictions described in the preceding sentence shall be set forth in the applicable Award Agreement and shall apply in addition to any restrictions that may apply to holders of Shares generally. Unless otherwise determined by the Administrator and subject to Applicable Law, vesting of Shares acquired pursuant to an Award Agreement shall be suspended during any unpaid leave of absence. Furthermore, any repurchase or redemption right may be exercised only within ninety (90) days after the termination of the Purchaser’s relationship as a Service Provider for cash or for cancellation of indebtedness incurred in purchasing the Shares.
8.Withholding Taxes. As a condition to the exercise or settlement of an Award, the Participant shall make such arrangements as the Administrator may require for the satisfaction of any applicable withholding taxes arising in connection with the exercise or settlement of an Award under the laws of U.S. federal, state, local or non-U.S. jurisdictions. The Company shall not be required to issue any Shares under the Plan until the foregoing obligations are satisfied. Without limiting the generality of the foregoing, upon the exercise or settlement of any Award, the Company shall have the right to withhold taxes from any compensation or other amounts that the Company may owe to the Participant, or to require the Participant to pay to the Company the amount of any taxes that the Company may be required to withhold with respect to the Shares issued to the Participant. Without limiting the generality of the foregoing, the Administrator in its sole discretion may authorize the Participant to satisfy all or part of any withholding tax liability by: (i) having the Company withhold from the Shares that would otherwise be issued upon the exercise or settlement of an Award that number of Shares having a Fair Market Value, as of the date the withholding tax liability arises, equal to the portion of the Company’s withholding tax liability to be so satisfied; and/or (ii) delivering to the Company previously owned and unencumbered Shares having a Fair Market Value, as of the date the withholding tax liability arises, equal to the amount of the Company’s withholding tax liability to be so satisfied. Subject to the preceding sentence, the exercisability or settlement of any Award Agreement shall be determined by the Administrator in its sole discretion.
9.Payment for Shares. The consideration to be paid for the Shares to be issued under the Plan, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined on the Date of Grant), subject to the provisions in this Section 9.
(a)General Rule. The entire Purchase Price or Exercise Price (as the case may be) for Shares issued under the Plan shall be payable in cash or cash equivalents at the time when the Shares are purchased, except as otherwise provided in this Section 9.
(b)Surrender of Shares. To the extent that an Award Agreement so provides, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Shares that are already owned by the Optionee. These Shares shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value on the date the Option is exercised. The Optionee shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price if this action would subject the Company to adverse accounting consequences, as determined by the Administrator.
(c)Services Rendered. At the sole discretion of the Administrator and to the extent so provided in the agreements evidencing Awards of Shares under the Plan, Shares may be awarded under the Plan in consideration of services rendered to the Company or any Parent or Subsidiary prior to the Award.
(d)Promissory Note. At the sole discretion of the Administrator and to the extent an Award Agreement so provides, all or a portion of the Exercise Price or Purchase Price (as the case may be) may be paid with a promissory note in favor of the Company. The Shares shall be pledged as security for payment of the principal amount of the promissory note and interest thereon. The interest rate payable under the terms of the promissory note shall not be less than the minimum rate (if any) required to avoid the imputation of additional interest under the Code. Subject to the foregoing, the Administrator (at its sole discretion) shall specify the term, interest rate, amortization requirements (if any), and other provisions of the promissory note.

(e)Net Exercise. At the sole discretion of the Administrator, with respect to Options, the Exercise Price may be paid through a “net exercise” such that, without the payment of any funds, the Optionee may exercise the Option and receive the net number of Shares equal to (A) the number of Shares as to which the Option is being exercised, multiplied by (B) a fraction, the numerator of which is the Fair Market Value per Share (on such date as is determined by the Administrator) less the Exercise Price per Share, and the denominator of which is such Fair Market Value per Share (the number of net Shares to be received shall be rounded down to the nearest whole number of Shares).
(f)Other Forms of Consideration. At the sole discretion of the Administrator, all or a portion of the Exercise Price or Purchase Price may be paid by any other form of consideration and method of payment to the extent permitted by Applicable Law.
10.Nontransferability of Awards. Unless otherwise determined by the Administrator and provided in the applicable Award Agreement (or be amended to provide), no Award shall be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner (whether by operation of law or otherwise) other than by will or applicable laws of descent and distribution or (except in the case of an Incentive Stock Option) pursuant to a qualified domestic relations order, and shall not be subject to execution, attachment, or similar process. In the event the Administrator in its sole discretion makes an Award transferable, only a Nonstatutory Stock Option or Share Purchase Right may be transferred provided such Award is transferred without payment of consideration to members of the Participant’s immediate family (as such term is defined in Rule 16a-1(e) of the Exchange Act) or to trusts or partnerships established exclusively for the benefit of the Participant and the members of the Participant’s immediate family, all as permitted by Applicable Law. Upon any attempt to pledge, assign, hypothecate, transfer, or otherwise dispose of any Award or of any right or privilege conferred by this Plan contrary to the provisions hereof, or upon the sale, levy or attachment or similar process upon the rights and privileges conferred by this Plan, such Award shall thereupon terminate and become null and void. Awards may be exercised (including the purchase of Restricted Stock thereunder in the event of a Share Purchase Right) during the lifetime of the Participant only by the Participant.
11.Bound by Shareholders’ Agreement and Rights as a Shareholder.
Notwithstanding anything in the Plan or an Award Agreement to the contrary, no Award under the Plan shall be granted, exercised or settled in Shares, as applicable, unless the Participant timely agrees to and executes (to the Company’s satisfaction) any Shareholders’ Agreement in effect at the time of such grant, exercise or settlement. Until the Shares actually are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares, notwithstanding the exercise of the Award. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12 of the Plan.
12.Adjustment of Shares.
(a)Changes in Capitalization. Subject to any required action by the shareholders of the Company, the class(es) and number and type of Shares that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or that have been returned to the Plan upon cancellation or expiration of an Award, and the class(es), number, and type of Shares covered by each outstanding Award, as well as the price per Share covered by each outstanding Award, shall be proportionately adjusted for any increase, decrease or change in the number or type of outstanding Shares or other securities of the Company or exchange of outstanding Shares or other securities of the Company into or for a different number or type of shares or other securities of the Company or successor entity, or for other property (including, without limitation, cash) or other change to the Shares resulting from a share split, reverse share split, share dividend, dividend in property other than cash, combination of shares, exchange of shares, combination, consolidation, spin-off, split-off, recapitalization, reincorporation, reorganization, change in corporate structure, reclassification, or other distribution of the Shares effected without receipt of consideration by the Company; provided, however, that the conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” The adjustment contemplated in this Section 12(a) shall be made by the Board, whose determination shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of equity securities of the Company of any class, or securities convertible into equity securities of the Company of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number, type, or price of Shares subject to an Award. Where an adjustment under this Section 12(a) is made to an Incentive Stock Option, the adjustment shall be made in a manner that will not be considered a “modification” under the provisions of Section 424(h)(3) of the Code.

(b)Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee to have the right to exercise his or her Option until fifteen (15) days prior to the proposed dissolution or liquidation as to all of the Optioned Shares covered thereby, including Shares as to which the Option would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase or redemption option applicable to any Shares purchased upon exercise of an Option or Restricted Stock purchased under a Share Purchase Right shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.
(c)Change in Control. Effective upon the consummation of a Change in Control, all outstanding Awards under the Plan shall terminate to the extent they are not assumed. The Administrator shall have the sole and unilateral authority, exercisable either in advance of any actual or anticipated Change in Control or at the time of an actual Change in Control, to provide for the full or partial automatic vesting and exercisability of one or more outstanding unvested Awards under the Plan and the release from restrictions on transfer and repurchase or forfeiture rights of such Awards in connection with a Change in Control, on such terms and conditions as the Administrator may specify. Additionally, the Administrator shall have the sole and unilateral authority to effectuate the automatic cashout and termination of one or more Awards immediately prior to the Change in Control and without regard to whether the Participant consents to such cashout, and if such Award is an Option or a SAR, such cashout being equal to the positive “spread” (if any) between the price per Share provided in the Change in Control and the Exercise Price per Share (or if a SAR, the Exercise Price per Share as of the Date of Grant), multiplied by the number of Optioned Shares (or if a SAR, the number of underlying units).
(d)Reservation of Rights. Except as provided in this Section 12 and in the applicable Award Agreement, a Participant shall have no rights by reason of (i) any subdivision or consolidation of Shares or other securities of any class, (ii) the payment of any dividend, or (iii) any other increase or decrease in the number of Shares or other securities of any class. Any issuance by the Company of equity securities of any class, or securities convertible into equity securities of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares. The grant of an Option or Share Purchase Right shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell, or transfer all or any part of its business or assets.
13.Date of Grant. The Date of Grant of an Award shall, for all purposes, be the date on which the Administrator makes the determination to grant the Award, or such other later date as is determined by the Administrator; provided, however, that the Date of Grant of an Incentive Stock Option shall be no earlier than the date on which the Service Provider becomes an Employee.
14.Securities Law Requirements.
(a)Legal Compliance. Notwithstanding any other provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated, and shall have no liability for failure to deliver any Shares under the Plan unless the issuance and delivery of Shares comply with (or are exempt from) all Applicable Law, including, without limitation, the Securities Act, U.S. state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
(b)Investment Representations. Shares delivered under the Plan shall be subject to transfer restrictions, and the person acquiring the Shares shall, as a condition to the exercise of an Option or the purchase of Restricted Stock if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with Applicable Law, including, without limitation, the representation and warranty at the time of acquisition of the Shares that the Shares are being acquired only for investment purposes and without any present intention to sell, transfer, or distribute the Shares.
15.Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

16.Approval by Shareholders. The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board. Such approval by shareholders of the Company shall be obtained in the degree and manner required under Applicable Law. Awards may be granted, but Options may not be exercised, and Restricted Stock may not be purchased, prior to approval of the Plan by shareholders of the Company.
17.Duration and Amendment.
(a)Term of Plan. Subject to approval by shareholders of the Company in accordance with Section 16 hereof, the Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the shareholders of the Company as described in Section 16 hereof. In the event that the shareholders of the Company fail to approve the Plan within twelve (12) months prior to or after its adoption by the Board, any Awards that have been granted and any Shares that have been awarded or purchased under the Plan shall be rescinded, and no additional Awards shall be granted thereafter. Unless sooner terminated under Section 17(b) hereof, the Plan shall continue in effect until the date that all Shares issuable under the Plan have been purchased or acquired in accordance with the Plan; provided, however, that in no event may any Options be granted under the Plan more than ten (10) years after the earlier of the date on which the Plan is adopted by the Board or the date on which the Plan is approved by the shareholders of the Company.
(b)Amendment and Termination. The Board may at any time amend, alter, suspend, or terminate the Plan. Notwithstanding the foregoing, the Board shall obtain approval of the shareholders of any Plan amendment if required by Applicable Law.
(c)Effect of Amendment or Termination. No amendment, alteration, suspension, or termination of the Plan shall materially and adversely impair the rights of any Participant with respect to an outstanding Award, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination. No Shares shall be issued or sold under the Plan after the termination thereof, except upon exercise of an Award granted prior to the termination of the Plan. Notwithstanding the foregoing, or anything in the Plan to the contrary, the Administrator shall have unilateral authority to amend an Award, without Participant consent, to the minimum extent necessary to comply with Section 409A of the Code and such amendment shall not be deemed to materially impair the rights of such Participant.
18.Legending Share Certificates. In order to enforce any restrictions imposed upon Shares issued upon the exercise of Options or the acquisition of Restricted Stock, including, without limitations, the restrictions described in Sections 6(k) and 7(d) hereof, the Administrator may cause a legend or legends to be placed on any share certificates representing the Shares, which legend or legends shall make appropriate reference to the restrictions, including, without limitation, a restriction against sale of the Shares for any period as may be required by Applicable Law.
19.No Rights as a Service Provider. Neither the Plan nor any Award shall confer upon any Participant any right to continue his or her relationship as a Service Provider with the Company for any period of specific duration or interfere in any way with his or her right or the right of the Company (or any Parent or Subsidiary employing or retaining the Participant), which rights are hereby expressly reserved by each, to terminate such relationship at any time, with or without cause, and with or without notice.
20.No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Parent or Subsidiary and a Participant or any other person. To the extent that any Participant acquires a right to receive payments from the Company or any Parent or Subsidiary pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company, a Parent, or any Subsidiary.
21.No Rights to Awards. No Participant, eligible Service Provider, or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of a Service Provider, Participant, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

22.Minimum Regulatory Capital Requirements. Notwithstanding any provision of this Plan or any Agreement to the contrary, all Options granted under the Plan will expire, to the extent not exercised, within 45 days following the receipt of notice from the Company’s primary federal or state regulator (“Regulator”) that (i) the Company has not maintained its minimum capital requirements (as determined by the Regulator); and (ii) the Regulator is requiring termination or forfeiture of options. Upon receipt of such notice from the Regulator, the Company will promptly notify each Participant that all Options issued under this Plan have become fully exercisable and vested to the full aaextent of the grant and that the Participant must exercise the Option(s) granted to him or her prior to the end of the 45-day period or such earlier period as may be specified by the Regulator or forfeit such Option. In case of forfeiture, no Participant will have a cause of action, of any kind or nature, with respect to the forfeiture against the Company or any Parent or Subsidiary. Neither the Company nor any Parent or Subsidiary will be liable to any Participant due to the failure or inability of the Company to provide adequate notice to the Participant.

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